Filed Pursuant to Rule 424(b)(3)
Registration No. 333-196594

AMERICAN REALTY CAPITAL — RETAIL CENTERS OF AMERICA II, INC.
SUPPLEMENT NO. 8, DATED APRIL 8, 2015,
TO THE PROSPECTUS, DATED SEPTEMBER 25, 2014

This prospectus supplement, or this Supplement No. 8, is part of the prospectus of American Realty Capital — Retail Centers of America II, Inc., or the Company, dated September 25, 2014, or the Prospectus, as supplemented by Supplement No. 1, dated October 20, 2014, or Supplement No. 1, Supplement No. 2, dated November 6, 2014, or Supplement No. 2, Supplement No. 3, dated November 25, 2014, or Supplement No. 3, Supplement No. 4, dated December 18, 2014, or Supplement No. 4, Supplement No. 5, dated January 9, 2015, or Supplement No. 5, Supplement No. 6, dated January 29, 2015, or Supplement No. 6, and Supplement No. 7, dated February 4, 2015, or Supplement No. 7. This Supplement No. 8 supplements, modifies, supersedes and replaces certain information contained in the Prospectus, Supplement No. 1, Supplement No. 2, Supplement No. 3, Supplement No. 4, Supplement No. 5, Supplement No. 6 and Supplement No. 7 and should be read in conjunction with the Prospectus, Supplement No. 1, Supplement No. 2, Supplement No. 3, Supplement No. 4, Supplement No. 5, Supplement No. 6 and Supplement No. 7. This Supplement No. 8 will be delivered with the Prospectus, Supplement No. 1, Supplement No. 2, Supplement No. 3, Supplement No. 4, Supplement No. 5, Supplement No. 6 and Supplement No. 7. Unless the context suggests otherwise, the terms “we,” “us” and “our” used herein refer to the Company, together with its consolidated subsidiaries.

The purposes of this Supplement No. 8 are to, among other things:

•	update our investor suitability standards;
•	update our prospectus summary;
•	update our market overview;
•	update disclosure relating to our management;
•	update our investment strategy, objectives and policies; and
•	replace Appendix C — American Realty Capital — Retail Centers of America II, Inc. Subscription Agreement.

PROSPECTUS UPDATES

Cover Page

The fifth paragraph on the cover page of the Prospectus is hereby replaced in its entirety with the following disclosure.

“PENNSYLVANIA AND WASHINGTON INVESTORS: The minimum closing amount is $2,000,000. Because the minimum closing amount is less than $312,500,000, Pennsylvania investors are cautioned to carefully evaluate this program’s ability to fully accomplish its stated objectives and inquire as to the current dollar volume of the program subscriptions. We will not release any proceeds for subscriptions from Pennsylvania or Washington residents from escrow unless and until we have received $156,250,000 and $20,000,000, respectively, in aggregate subscriptions from all investors.”

Investor Suitability Standards

The following disclosure hereby replaces the paragraph entitled “Ohio” on page iii of the Prospectus.

“Ohio

•	Investors must have either (a) a minimum net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000. It shall be unsuitable for an Ohio investor’s aggregate investment in our shares, shares of our affiliates, and in other non-traded real estate investment trusts to exceed ten percent (10%) of his or her liquid net worth. “Liquid net worth” shall be defined as that portion of net worth (total assets exclusive of primary residence, home furnishings and automobiles minus total liabilities) that is comprised of cash, cash equivalents, and readily marketable securities.”

The second paragraph on page iv of the Prospectus is hereby replaced with the following disclosure.

“Because the minimum offering of our common stock is less than $312,500,000, Pennsylvania investors are cautioned to carefully evaluate our ability to fully accomplish our stated objectives and to inquire as to the current dollar volume of our subscription proceeds. Further, we will not release from escrow any proceeds for subscriptions from Pennsylvania or Washington residents unless and until we have received a minimum of $156,250,000 or $20,00,000, respectively, in aggregate subscriptions from all investors.”

Prospectus Summary

The following disclosure hereby replaces in its entirety the paragraph under the question “What are your investment objectives?” on page 2 of the Prospectus.

“Our primary investment objectives are:

•	Preserve and protect capital;
•	Provide attractive and stable cash distributions; and
•	Increase the value of assets in order to generate capital appreciation.

We plan to implement our investment objectives as follows:

•	Large Retail Focus — We will pursue an investment strategy focused on acquiring a diversified portfolio of existing anchored, stabilized core retail properties, including power centers, lifestyle centers, grocery-anchored shopping centers (with a purchase price in excess of $20 million), and other need-based shopping centers, or collectively, large retail assets, which are located in the United States and at least 80.0% leased at the time of acquisition. We expect the cost of each of these properties to be up to $100 million, and in some cases, in excess of $100 million. By the time we are fully invested, we expect our portfolio to consist of at least 65% of large retail assets. In addition, we may invest in existing enclosed mall opportunities for de-malling and reconfiguration into an open air format in an amount expected not to exceed 20% of our assets.
•	Necessity-Based Retail — Up to 20.0% of our portfolio may consist of existing grocery-anchored shopping centers with a purchase price of $20 million dollars or less, typically anchored by drug stores, grocery stores, convenience stores and discount stores, or collectively, necessity-based retail assets.

•	Real Estate-Related Assets — Up to 15% of our portfolio may consist of real estate-related assets, including loans and debt securities secured by our targeted assets.
•	Discount to Replacement Cost — We intend to purchase properties valued at a substantial discount to replacement cost using current market rents, and with significant potential for appreciation.
•	Low Leverage — We intend to finance our portfolio opportunistically at a target leverage level of not more than 45% loan-to-value, which ratio will be determined after the close of this offering and once we have invested substantially all the net proceeds of this offering.
•	Diversified Tenant Mix — We expect to lease our properties to a diversified group of tenants with a bias toward national tenants.
•	Lease Term — We expect the average lease term on leases on our properties with anchor tenants to be five years or greater.
•	Net Operating Income Growth — We will seek to grow the net operating income of acquired properties through a variety of ways, including raising or renegotiating rental rates of existing tenants, leasing out vacancies and seeking to replace existing tenants with tenants willing to pay higher rental rates.
•	Monthly Distributions — We intend to pay distributions monthly out of funds from operations, as adjusted (as described below) and subject to exceptions described herein.
•	Maximize Total Returns — We intend to maximize total returns to our stockholders through a combination of realized appreciation and current income.
•	Exit Strategy — We intend to maximize stockholder total returns through a highly disciplined acquisitions strategy, with a constant view towards a seamless and profitable exit.”

The following disclosure hereby replaces in its entirety the paragraph under the question “What is the experience of your investment team?” on page 3 of the Prospectus.

“Our real estate team is led by seasoned professionals who have institutional experience investing through various real estate cycles. Our chief executive officer and president has more than 25 years of real estate experience. In addition, our chief investment officer has more than 13 years of real estate experience and our chief financial officer, treasurer and secretary has more than 12 years of real estate experience. Additionally, we will benefit by leveraging the long-established best practices, infrastructure and national resources of the service provider and its affiliates. We believe a number of factors differentiate us from other non-traded REITs, including our property type focus, our lack of legacy issues, our opportunistic buy and sell strategy, and our institutional management team.”

Market Overview

The following disclosure is hereby inserted after the last paragraph under the section “Market Overview” beginning on page 70 of the Prospectus.

“Industry Overview

We believe that there are several important drivers contributing to current retail real estate demand within our target market, including the following five factors:

•	Improving Fundamentals Historically Associated with Increased Consumer Demand for Retail Goods
•	Favorable Spread Between Ten-Year U.S. Treasury Yields and Average Retail Real Estate Cap Rates
•	Dramatically Limited Supply of Retail Real Estate Both Now and for the Foreseeable Future
•	Stronger Historic Return-for-Risk Proposition Relative to Other Commercial Real Estate Asset Classes
•	Online Activity Complementary to Brick-and-Mortar Retail Sales

Improving Fundamentals Leading to Increased Consumer Demand for Retail Goods

According to the U.S. Federal Reserve Economic Database (“FRED”), as of January 1, 2015, personal consumption expenditures, a key measure of consumer spending on the types of goods and services found in retail shopping centers, accounted for 68% of total U.S. gross domestic product (“GDP”). Moreover, the share of total GDP accounted for by personal consumption expenditures has increased by approximately 10% over the past 50 years. Given the proportion of GDP accounted for by personal spending on goods and services, we believe that the consistent increase in GDP per capita since 2009 will be conducive to increased retail consumption.

GDP Growth — The U.S. economy has been growing slowly with healthy growth expected.

Sources: Federal Reserve Bank of St. Louis; Goldman Sachs Investment Management Research

In addition, we believe that retail sales growth, the recent drop in gas prices, year-over-year consumer sentiment and job growth will contribute to further demand for retail real estate:

•	Retail sales in the U.S. have increased each year since 2009 according to the U.S. Census Bureau.

Seasonally Adjusted Monthly Retail Sales In Millions
(Jan 2008 – Jan 2015)

Source: U.S. Census Bureau

•	U.S. monthly job growth has been positive since the fourth quarter of 2010 according to the U.S. Bureau of Labor Statistics (as of February, 2015), extending the “longest streak on record” according to the White House (as of February, 2015). Furthermore, according to the U.S. Bureau of Labor Statistics, the pace of job growth over the past three months was the fastest in 17 years (as of February, 2015).

Job Growth — Monthly job growth has been positive since the fourth quarter of 2010.

Source: Federal Reserve Bank of St. Louis, as of January 2015

•	2014 year-over-year consumer optimism was the highest in seven years according to the University of Michigan Surveys of Consumers.

Rising Consumer Confidence:

Source: University of Michigan

•	According to the U.S. Bureau of Labor Statistics, the seasonally adjusted gasoline index, which is a component of the consumer price index and which measures the average price of American consumers’ gasoline expenditures, decreased by 53.7% for the six months ended February of 2015, which is the largest decrease reported for any component of the consumer price index for that period. We believe that decreases in the price of gas will allow for increased spending in other areas of the economy. As such, we believe that many consumers will spend a portion of the dollars saved on gas due to the recent drop in gas prices on retail goods and at retail shopping centers, which in turn will drive demand for retail real estate.

Favorable Spread Between Ten-Year U.S. Treasury Yields and Average Retail Real Estate Cap Rates

10 YEAR T-BILL YIELD VS.
RETAIL CAP RATES

9.00
8.00
7.00
6.00
5.00
4.00
3.00
2.00
1.00
Dec-01
Dec-02
Dec-03
Dec-04
Dec-05
Dec-06
Dec-07
Dec-08
Dec-09
Dec-10
Dec-11
Dec-12
Dec-13
Dec-14
US 10Y T-Bill
Mall
Power Center
Single Tenant
Unanchored
Anchored
Grocery

Chart Source: CBRE “All Factors Point to an Exceptional 2015 for Retail” Presentation. February, 2015.

Generally speaking as the spread between ten-year government bonds, and retail real estate capitalization rates (generally calculated by dividing annualized net income by property value, which is typically measured by initial purchase price) widens, total achievable yield on retail real estate-related investments increases relative to risk — making them a more attractive proposition to investors. As the chart illustrates, current spreads between the ten-year U.S. Treasury and this selection of retail real estate subclasses have widened between December of 2001 and December of 2014.

Dramatically Limited Current Supply of Retail Real Estate with a Forecast for Accelerating Demand

As of December of 2014, AEW Capital Management (“AEW”) reported that the total supply of U.S. shopping center GLA, or gross leasable area, grew at 0.3% per year over the last four years. This falls well below the averages reported by AEW of 4.2% growth in annual supply experienced in the 1980s and 2.3% growth in annual supply experienced from 1990 to 2010. At the same time, CBRE forecasts that retail development will return, vacancies will decline and demand for retail real estate will accelerate through 2018. We believe that such minimal new development of retail real estate combined with the forecast of accelerating demand, recent growth in retail rents, declining vacancy rates, year-over-year growth in retail sales and improving economic fundamentals will contribute to downward pressure on vacancy rates and upward pressure on rental rates at the properties we target for investment.

We believe the retail real estate market is transitioning from the “recovery” phase of the retail real estate cycle, where demand is weak but improving, construction is low, vacancy is high but falling and rents are stabilizing, to the “expansion” phase of the retail real estate cycle, where demand increases, construction increases, vacancy rises as new construction is completed, and rents rise to above-average levels. We believe this transition period is an opportune time to invest in retail real estate.

Chart Source: CBRE “All Factors Point to an Exceptional 2015 for Retail” Presentation. February, 2015.

Stronger Historic Return-for-Risk Proposition Than Other Commercial Real Estate Asset Classes

Chart Sources: Bloomberg, REIS (using data from the National Council Real Estate Investment Fiduciaries Property Index (the “NCREIF Index”) of Property Returns for Retail, Apartment, Industrial, and Office property types, respectively, from March 31, 1990 through December 31, 2014).

The chart above is a risk-return breakdown of the retail, industrial, apartment and office sectors from March 31, 1990 through December 31, 2014. During this time span, retail real estate outperformed all other sectors of commercial real estate in delivering investment returns relative to risk, showing the least amount of average volatility and the greatest average return. The NCREIF Index, which is the source of the chart above, is a composite total rate of return measure of the investment performance of a large pool of individual commercial real estate properties acquired in the private market for investment purposes. Significant differences exist between the NCREIF Index and the Company’s investments. The NCREIF Index represents a blended portfolio, involves institutional investors, is leverage free, and fees are not included. Therefore, the returns in the chart above are not indicative of returns investors should expect to receive from an investment in the Company. Past performance is no guarantee of future results. This chart does not represent the performance of any specific investment and is for illustrative purposes only. An investment cannot be made directly in an index.

Online Activity Complementary to Brick-and-Mortar Retail Sales

Consumers can now interface with retailers from anywhere in the world, whether at physical brick-and-mortar locations, through mobile devices or computers. Despite the rise in online activity, management consulting firm A.T. Kearney reports in an article published in September of 2014 that over 90% of U.S. retail sales in 2013 were still made in physical brick-and-mortar locations. Furthermore, according to Monetate, a provider of cloud-based technology for online marketers, online shoppers rarely close on a purchase, as evidenced by an average online conversion rate for 2013 of only 2.65% for consumers who did not visit the store.

Listed below are some of the ways in which we believe retailers are using online devices as tools to enhance brick-and-mortar retail sales:

•	Initiating the buying process by encouraging online “window shopping”: Browsing through items, getting peer recommendations, and researching stores, brands or products online is being encouraged by retailers through partnerships with online vendors, social media, online advertising and search engine optimization.
•	Purchasing online but picking up in-store: According to a report published by McKinsey & Company in December of 2014, 40% of Best Buy’s and more than 50% of Wal-Mart’s online sales are picked up in-store.
•	Consumers need retail stores close by to return and exchange items: We believe consumers expect simple and seamless interactions with retailers. This applies not only for purchasing the products they want, but also for returning unwanted products. We believe retail stores offer a more convenient way to return and/or exchange purchased items, often including items that were purchased online.
•	Online vendors are investing in the infrastructure of brick-and-mortar retail locations: Online sales platforms and retail locations are working together by installing lockers and pickup boxes to provide consumers with more responsive, convenient and secure package deliveries. For example, in a third quarter 2014 earnings call, Home Depot President and CEO Craig Menear said, “Interconnected retail also requires us to rethink space allocation within our stores. Almost 40% of our online orders are picked up in the store using our Buy Online Pick Up in Store and Buy Online Ship to Store capabilities. This year we are installing dedicated storage bays in 550 stores to improve the customer experience.”
•	E-commerce giants like Amazon are experimenting with having their own brick-and-mortar locations: Amazon has launched several kiosks in California in part to gauge the support of their online consumer-base and to provide a place for consumers to see, feel and touch Amazon’s proprietary physical products like the Amazon Fire smartphone and the Amazon Kindle tablet.

Total U.S. Retail Sales 2013

Chart Source: A.T. Kearney”

Management

The second sentence of the third paragraph under “Management — General” on page 71 of the Prospectus is hereby replaced with the following disclosure:

“Currently, we have three directors: Mr. Kahane, Mr. Vederman and Mr. Penn, the last two of which are independent directors.”

The table under the heading “Executive Officers and Directors” on page 74 of the Prospectus is hereby deleted in its entirety and replaced with the following table.

Name	Age	Position(s)
William M. Kahane	66	Chief Executive Officer, President and Chairman of the Board of Directors
Kase Abusharkh	32	Chief Investment Officer
Patrick J. Goulding	51	Chief Financial Officer, Treasurer and Secretary
Herbert Vederman	69	Independent Director
B.J. Penn	76	Independent Director

The following disclosure is hereby added as Herbert Vederman’s biography on page 77 of the Prospectus.

“Herbert Vederman was appointed as an independent director of American Realty Capital — Retail Centers of America II, Inc. in March 2015. Mr. Vederman has also served as an independent director of ARCT V since March 2015. Mr. Vederman most recently served as senior consultant in the government and public affairs group of law firm Stradley Ronon Stevens & Young, LLP, from September 2004 until June 2014. Previously he served as a director of the Pennsylvania Economic Development Finance Authority from June 2004 to September 2012 and as a director of the Philadelphia Regional Port Authority from April 2004 to September 2011. Mr. Vederman also served as deputy mayor for economic development for the city of Philadelphia, Pennsylvania from January 1992 through January 2000. Mr. Vederman has served as a director of Rodman Properties, Inc., a developer, manager and owner of multi-family units throughout the United States, since March 1991. Mr. Vederman has also assisted in directing investment activities at his family’s investment office, which has made early stage investments in retail companies such as David’s Bridal Inc. and Five Below, Inc., since March 1991. Mr. Vederman served in various capacities, including as executive vice president and as a member of the executive board of directors, of Charming Shoppes, Inc. and its brand Fashion Bug from June 1968 through March 1988. Mr. Vederman served as adjunct professor of government and political science at Drexel University from April 2005 through June 2005 and from August 2004 through December 2004. Mr. Vederman also served as a trustee of the Drexel University College of Medicine from

June 2003 to August 2011 and as a trustee of American University from September 1988 to May 1999. Mr. Vederman holds a Bachelor of Arts Degree from Long Island University. We believe that Mr. Vederman’s over 20 years of experience in the real estate industry and in the retail industry makes him well qualified to serve on our Board of Directors.”

Mr. Cassato’s biography on page 77 of the Prospectus is hereby deleted in its entirety.

Investment Strategy, Objectives and Policies

The following disclosure hereby replaces in its entirety the disclosure under the heading “Investment Strategy, Objectives and Policies — Overview” on page 119 of the Prospectus.

“Our primary investment objectives are:

•	Preserve and protect capital;
•	Provide attractive and stable cash distributions; and
•	Increase the value of assets in order to generate capital appreciation.

We intend to implement our investment objectives as follows:

•	Large Retail Focus — We intend to pursue an investment strategy focused on acquiring a diversified portfolio of existing anchored, stabilized core retail properties, including power centers, lifestyle centers, grocery-anchored shopping centers (with a purchase price in excess of $20 million), and other need-based shopping centers, or collectively, large retail assets, which are located in the United States and at least 80.0% leased at the time of acquisition. We expect the cost of each of these properties to be up to $100 million, and in some cases, in excess of $100 million. By the time we are fully invested, we expect our portfolio to consist of at least 65.0% of large retail assets. In addition, we may invest in existing enclosed mall opportunities for de-malling and reconfiguration into an open air format in an amount expected not to exceed 20.0% of our assets.
•	Necessity-Based Retail — Up to 20.0% of our portfolio may consist of existing grocery-anchored shopping centers with a purchase price of $20 million dollars or less, typically anchored by drug stores, grocery stores, convenience stores and discount stores, or collectively, necessity-based retail assets.
•	Real Estate-Related Assets — Up to 15.0% of our portfolio may consist of real estate-related assets, including loans and debt securities secured by our targeted assets.
•	Discount to Replacement Cost — We intend to purchase properties valued at a substantial discount to replacement cost using current market rents, and with significant potential for appreciation.
•	Low Leverage — We will finance our portfolio opportunistically at a target leverage level of not more than 45% loan-to-value, which ratio will be determined after the close of this offering and once we have invested substantially all the proceeds of this offering.
•	Diversified Tenant Mix — We expect to lease our properties to a diversified group of tenants with a bias toward national tenants.
•	Lease Term — We expect the average lease term on leases on our properties with anchor tenants to be 5 years or greater.
•	Net Operating Income Growth — We will seek to grow the net operating income of acquired properties through a variety of ways, including raising or renegotiating rental rates of existing tenants, leasing out vacancies and seeking to replace existing tenants with tenants willing to pay higher rental rates.
•	Monthly Distributions — We intend to pay distributions monthly out of funds from operations, as adjusted (as described below).
•	Maximize Total Returns — We intend to maximize total returns to our stockholders through a combination of realized appreciation and current income.

•	Exit Strategy — We intend to maximize stockholder total returns through a highly disciplined acquisitions strategy, with a constant view towards a seamless and profitable exit.

Our real estate team is led by seasoned professionals who have institutional experience investing through various real estate cycles. Our chief executive officer and president has more than 25 years of real estate experience. In addition, our chief investment officer has more than 13 years of real estate experience and our chief financial officer, treasurer and secretary has more than 12 years of real estate experience. Additionally, we will benefit by leveraging the long-established best practices, infrastructure and national resources of the service provider and its affiliates. We believe a number of factors differentiate us from other non-traded REITs, including our property type focus, our lack of legacy issues, our opportunistic buy and sell strategy, and our institutional management team.”

Subscription Agreement

The form of subscription agreement contained in Appendix C of the Prospectus is hereby replaced with the revised form of subscription agreement attached to this Supplement No. 8 as Appendix C. The revised form of subscription agreement supersedes and replaces the form of subscription agreement contained in the Prospectus.

APPENDIX C

American Realty Capital - Retail Centers of America II, Inc.
PRE-ESCROW BREAK SUBSCRIPTION AGREEMENT

American Realty Capital
Retail Centers of America II

EFFECTIVE MARCH 31, 2015: PLEASE USE ONLY THIS SUBSCRIPTION AGREEMENT PRIOR TO BREAKING ESCROW.

AN INVESTMENT IN THE OFFERING DESCRIBED HEREIN CANNOT BE COMPLETED UNTIL AT LEAST FIVE (5) BUSINESS DAYS AFTER THE DATE THE INVESTOR RECEIVED THE FINAL PROSPECTUS FOR THE OFFERING. SUBSCRIPTIONS WILL BE EFFECTIVE ONLY UPON OUR ACCEPTANCE, AND WE RESERVE THE RIGHT TO REJECT ANY SUBSCRIPTION IN WHOLE OR IN PART. IF REJECTED, ALL FUNDS SHALL BE RETURNED TO SUBSCRIBERS WITHOUT INTEREST AND WITHOUT DEDUCTION FOR ANY EXPENSES WITHIN TEN (10) BUSINESS DAYS FROM THE DATE THE SUBSCRIPTION IS REJECTED. INVESTORS WILL RECEIVE A CONFIRMATION OF THEIR PURCHASE. IN ORDER TO EXECUTE THIS SUBSCRIPTION AGREEMENT, YOU AND THE CO-OWNER (AS APPLICABLE) MUST COMPLETE SECTION 6A OF THIS SUBSCRIPTION AGREEMENT. AS OF THE DATE OF THIS SUBSCRIPTION AGREEMENT INVESTORS IN ALABAMA, ARKANSAS, MASSACHUSETTS, MINNESOTA AND NEW JERSEY MAY NOT SUBSCRIBE FOR SHARES UNTIL THE RESPECTIVE STATE DECLARES THE OFFERING EFFECTIVE.

IF YOU HAVE ANY QUESTIONS, PLEASE CALL YOUR REGISTERED REPRESENTATIVE OR REALTY CAPITAL SECURITIES, LLC *(MEMBER FINRA/SIPC)* AT 1-877-373-2522.

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Please indicate the offering you wish to invest in and whether this purchase is an "initial investment" or an "additional investment."

☐ **Net of Commission Purchase ("NOCP"):** Check this box if you are eligible for a NOCP.

NOCPs are available to registered associates and other employees of soliciting broker/dealers, the above referenced REIT, ARC-Retail II and its affiliates, participants in a wrap account or commission replacement account with approval for a discount by the broker/dealer, RIA, bank trust account, etc. Representative will not receive selling commission. Refer to prospectus for details.

Investment

☐ **American Realty Capital - Retail Centers of America II, Inc. ("ARC-Retail II")**

☐ Initial Investment

☐ Additional Investment:

Acct# ________________

▸ State in which sale was made: _______

Investment Amount

$ ______________________________

▸ *$2,500 minimum investment*

▸ *$100 increments for additional investments*

Note: Investment subject to suitability standards, see the corresponding Prospectus and Section 6 of this Subscription Agreement for details.

Pre-Escrow Break Instructions: Please follow the instructions outlined below

PROCEDURES PRIOR TO ESCROW BREAK:

Until we have raised the minimum offering amount of $2,000,000 of shares of common stock, your broker-dealer or registered investment advisor should MAIL properly completed and executed ORIGINAL documents, along with your check payable to "UMB Bank, N.A., Escrow Agent for American Realty Capital – Retail Centers of America II, Inc." to American National Stock Transfer, LLC at the following address (except that Pennsylvania and Washington investors should continue to follow the instructions above until $156,250,000 and $20,000,000 has been raised, respectively. (See "Prospectus Summary — Terms of the Offering" in the prospectus):

American Realty Capital - Retail Centers of America II, Inc.
c/o American National Stock Transfer, LLC
430 W 7th St, Kansas City, MO 64105-1407
Phone: (877) 373-2522
Fax: (646) 861-7793

*For IRA Accounts, mail investor signed documents to the IRA Custodian for signatures.

If you have any questions, please call your registered representative or Realty Capital Securities, LLC at 1-877-373-2522.

NOTE: Different Procedures Apply Post-Escrow Break

Payment Instructions: Please follow the instructions outlined below.

Instructions to Subscribers

Section 1: Indicate investment amount **(Make all checks payable as described above.)**

Section 2: Choose type of ownership

Non-Custodial Ownership:

Accounts with more than one owner must have ALL PARTIES SIGN where indicated in Section 6a. Be sure to attach copies of all plan documents for Pension Plans, Trust or Corporate Partnerships required in Section 2.

Custodial Ownership:

- For New IRA/Qualified Plan Accounts, please complete the form/application provided by your custodian of choice in addition to this subscription document and forward to the custodian for processing.
- For existing IRA Accounts and other Custodial Accounts, information must be completed BY THE CUSTODIAN. Have all documents signed by the appropriate officers as indicated in the Corporate Resolution (which are also to be included).

Section 3: All names, mailing addresses, Tax ID and Account Numbers of Trustees

Section 4: All names, addresses, Dates of Birth, Social Security or Tax I.D. numbers of all investors

Section 5: Choose Distribution Allocation option

Sections 6 and 6a: Have ALL owners initial and sign where indicated in Section 6a

Section 6b: All investors that are U.S. persons must complete and sign the attached substitute IRS Form W-9 (the "Substitute Form W-9") and all investors that are not U.S. persons must complete and sign the applicable IRS Form W-8

Section 7: To be signed and completed by your Financial Advisor (be sure to include CRD number for FA and BD Firm and the Branch Manager's signature)

EFFECTIVE MARCH 31, 2015: PLEASE USE ONLY THIS SUBSCRIPTION AGREEMENT PRIOR TO BREAKING ESCROW.

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IMPORTANT: Send all paperwork directly to the custodian.

Note: This section is only for accounts specified in Section 2b and not for Custodial Accounts for Minors.

Custodial Ownership *(Must be completed by Custodian/Trustee for accounts identified in Section 2b)*

Name of Trust or Business Entity *(Does not apply to IRA accounts)* ____

Name of Custodian or Trustee ____

Mailing Address ____

City, State, Zip ____

Business Phone ____

Custodian/Trust/Business Entity Tax ID# ____

Account # ____

Name of Custodian or Other Administrator ____

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IMPORTANT: Investor Information is required.

Note: Please provide all necessary corporate documents, partnership agreement, or trust powers (specified in Section 2) to establish authority to act.

Investor Information

☐ Mr. ☐ Mrs. ☐ Ms. ☐ Other ______

Name of Account Owner ____

Date of Birth ____

Social Security Number or Taxpayer ID # ____

Legal Address (No P.O. Boxes) ____

City, State, Zip ____

Citizenship: *Please indicate Citizenship Status* ***(Required)***

☐ **U.S. Citizen** ☐ **Resident Alien** ☐ **Non-Resident Alien*** | ☐ **Employee, Affiliate or Board Member**

NOTE: Any and all U.S. Taxpayers are required to complete the attached Substitute Form W-9 in Section 6b. (If a foreign national is, in fact, a U.S. taxpayer, complete the attached Substitute Form W-9.)

* If non-resident alien, investor must submit the appropriate IRS Form W-8 **(W-8BEN, W-8ECI, W-8EXP or W-8IMY)** in order to make an investment.

Employer: ____ ☐ RETIRED

☐ Mr. ☐ Mrs. ☐ Ms. ☐ Other ______

Name of Joint Account Owner or Minor ____

Entity Name ____

Date of Birth ____

Social Security Number or Taxpayer ID# ____

If Non-U.S. Citizen, specify Country of Citizenship ____

Mailing Address (if different than legal address) ____

City, State, Zip ____

Home Phone ____

Business Phone ____

Government ID: ***(Foreign Citizens only)*** *Identification documents must have a reference number and photo. Please attach a photocopy.*

Place of Birth: ____
City / State/Province / Country

Immigration Status: ☐ Permanent resident ☐ Non-permanent resident ☐ Non-resident

Check which type of document you are providing:

☐ US Driver's License ☐ INS Permanent resident alien card ☐ Passport with U.S. Visa

☐ Employment Authorization Document ☐ Passport without U.S. Visa Bank Name (required):____

Account No. (required):____

☐ Foreign national identity documents Bank Name (required):____

Phone No. (required):____

Number for the document checked above and country of issuance: ____

CALIFORNIA INVESTORS: ALL CERTIFICATES REPRESENTING SHARES WHICH ARE SOLD IN THE STATE OF CALIFORNIA WILL BEAR THE FOLLOWING LEGEND CONDITIONS: IT IS UNLAWFUL TO CONSUMMATE A SALE OR TRANSFER OF THIS SECURITY OR ANY INTEREST THEREIN, OR TO RECEIVE ANY CONSIDERATION THEREFOR, WITHOUT THE PRIOR WRITTEN CONSENT OF THE COMMISSIONER OF THE DEPARTMENT OF BUSINESS OVERSIGHT FOR THE STATE OF CALIFORNIA, EXCEPT AS PERMITTED IN THE COMMISSIONER'S RULES.

EFFECTIVE MARCH 31, 2015: PLEASE USE ONLY THIS SUBSCRIPTION AGREEMENT PRIOR TO BREAKING ESCROW.

6

IMPORTANT: Please carefully read and separately initial each of the representations. Except in the case of fiduciary accounts, you may not grant any person a power of attorney to make such representations on your behalf.

Investors' ability to sell shares pursuant to the Share Repurchase Program is subject to numerous restrictions. The Share Repurchase Program may be suspended or terminated at any time and individual requests for redemption may not be honored. Investors may not be able to sell their shares.

Subscriber Acknowledgements & Signatures The undersigned (or in the case of fiduciary accounts, the person authorized to sign on each subscriber's behalf) further acknowledges and/or represents the following: **(you must initial ALL appropriate representations below)**	**Owner**	**Co-Owner**
Represents that I (we) either: (i) have a net worth (excluding home, home furnishings and automobiles) of at least $70,000 and gross income of at least $70,000; or (ii) have a net worth (excluding home, home furnishings and automobiles) of at least $250,000; or such higher suitability standard as may be required by certain states and set forth in the "Investor Suitability Standards" section of the applicable Prospectus and in this Subscription Agreement. In the case of sales to fiduciary accounts, suitability standards must be met by the beneficiary, the fiduciary account or by the donor or grantor who directly or indirectly supplies the funds for the purchase of the Shares.		
I/we acknowledge receipt of the final Prospectus of ARC-Retail II, not less than five (5) business days prior to the signing of this Subscription Agreement.		
I/we am/are purchasing shares for my/our own account.		
I/we acknowledge that shares are not liquid.		
If an affiliate of ARC-Retail II, I/we represent that the shares are being purchased for investment purposes only and not for immediate resale.		
In addition to states highlighted below, I/we acknowledge that ARC-Retail II is not yet effective in Arkansas and Minnesota.		
ARC-RETAIL II NOT EFFECTIVE IN STATE ***Alabama residents only:*** In addition to the general suitability standards, shares will only be sold to Alabama residents that have a liquid net worth of at least 10 times their investmentin ARC-Retail II and its affiliates.		
California residents only: In addition to the general suitability requirements described above, a California investor's maximum investment in ARC-Retail II will be limited to 10% of his or her net worth (exclusive of home, home furnishings and automobiles).		
Idaho residents only: Investors who reside in the state of Idaho must have either (a) a liquid net worth of at least $85,000 and an annual gross income of at least $85,000 or (b) a liquid net worth of at least $300,000. Additionally, an investor's total investment in ARC-Retail II shall not exceed 10% of his or her liquid net worth. (The calculation of liquid net worth shall include only cash plus cash equivalents. Cash equivalents include assets that may be convertible to cash within one (1) year.)		
Iowa residents only: An investor must have either (a) a minimum liquid net worth of $100,000 and an annual income of $70,000 or (b) a minimum liquid net worth of $350,000. The investor's maximum investment in ARC-Retail II and its affiliates cannot exceed 10% of the investor's liquid net worth. "Liquid net worth" is defined as that portion of net worth (total assets exclusive of home, home furnishings and automobiles minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.		
Kansas residents only: In addition to the general suitability requirements described above, it is recommended that investors should invest no more than 10% of their liquid net worth, in the aggregate, in ARC-Retail II and securities of other real estate investment trusts. "Liquid net worth" is defined as that portion of net worth (total assets minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.		
Kentucky residents only: An investor must have either (a) a net worth of $250,000 or (b) a gross annual income of at least $70,000 and a net worth of at least $70,000, with the amount invested in the ARC-Retail II offering not to exceed 10% of the Kentucky investor's liquid net worth.		
Maine residents only: The Maine Office of Securities recommends that an investor's aggregate investment in ARC-Retail II and similar direct participation investments not exceed 10% of the investor's liquid net worth. For this purpose, "liquid net worth" is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.		
ARC-RETAIL II NOT EFFECTIVE IN STATE ***Massachusetts residents only:*** An investor must have either (a) a minimum net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000. A Massachusetts investor's aggregate investment in ARC-Retail II common stock and in other illiquid direct participation programs may not exceed ten percent (10%) of his or her liquid net worth. "Liquid net worth" is defined as that portion of net worth (total assets, exclusive of home, home furnishings and automobiles minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.		
Michigan residents only: The maximum investment allowable in ARC-Retail II for a Michigan investor is 10% of his or her net worth.		
Missouri residents only: In addition to the general suitability requirements described above, no more than 10% of any one (1) Missouri investor's liquid net worth shall be invested in the ARC-Retail II securities registered for the offering with the Missouri Securities Division.

EFFECTIVE MARCH 31, 2015: PLEASE USE ONLY THIS SUBSCRIPTION AGREEMENT PRIOR TO BREAKING ESCROW.

6 *Continued*

Subscriber Acknowledgements & Signatures *(Continued)* *(you must initial ALL appropriate representations below)*	**Owner**	**Co-Owner**
Nebraska residents only: Nebraska investors must have either (a) a minimum net worth of at least $70,000 and a minimum annual gross income of not less than $100,000, or (b) a minimum net worth of $350,000. A Nebraska investor's investment in ARC-Retail II and in other non-publicly traded real estate investment trusts and other non-publicly traded direct participation programs (including oil and gas programs, equipment leasing Programs, business development companies (BDCs) and commodity pools) may not exceed ten percent (10%) of his or her net worth. An investment by a Nebraska investor that is an accredited investor within the meaning of the Federal securities laws is not subject to the foregoing limitations.		
ARC-RETAIL II NOT EFFECTIVE IN STATE ***New Jersey residents only:*** An investor must have either (a) a minimum liquid net worth of at least $100,000 and a minimum annual gross income of not less than $85,000, or (b) a minimum liquid net worth of $350,000. For these purposes, "liquid net worth" is defined as that portion of net worth (total assets exclusive of home, home furnishings and automobiles minus total liabilities) that consists of cash, cash equivalents and readily marketable securities. In addition, a New Jersey investor's investment in ARC-Retail II, its affiliates, and other non-publicly traded direct investment programs (including real estate investment trusts, business development programs, oil and gas programs, equipment leasing programs and commodity pools, but excluding unregistered, federally and state exempt private offerings) may not exceed ten percent (10%) of his or her liquid net worth.		
New Mexico residents only: Investors must have either (a) a minimum net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000. It shall be unsuitable for a New Mexico investor's aggregate investment in ARC-Retail II shares, shares of its affiliates and in other non-traded real estate investment programs to exceed ten percent (10%) of his, her or its liquid net worth. "Liquid net worth" shall be defined as that portion of net worth (total assets exclusive of home, home furnishings and automobiles minus liabilities) that is comprised of cash, cash equivalents and readily marketable securities.		
North Dakota residents only: Shares will only be sold to a resident of North Dakota who represents that he or she has a net worth of at least ten times their investment in the ARC-Retail II offering and that they meet one of the general suitability standards described above.		
Ohio residents only: Investors must have either (a) a minimum net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000. It shall be unsuitable for an Ohio investor's aggregate investment in Retail II shares, shares of its affiliates, and in other non-traded real estate investment trusts to exceed ten percent (10%) of his or her liquid net worth. "Liquid net worth" shall be defined as that portion of net worth (total assets exclusive of primary residence, home furnishings and automobiles minus total liabilities) that is comprised of cash, cash equivalents, and readily marketable securities.		
Oregon residents only: An investor must have either (a) a minimum net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000. The investor's maximum investment in ARC-Retail II and its affiliates also cannot exceed 10% of the Oregon resident's net worth.		
Pennsylvania residents only: The maximum investment allowable in ARC-Retail II for a Pennsylvania investor is 10% of his or her net worth. ARC-Retail II will not release from escrow any proceeds received from Pennsylvania residents unless and until it raises a minimum of $156,250,000 in aggregate gross offering proceeds from all investors pursuant to the ARC-Retail II offering.		
Tennessee residents only: In addition to: either (i) having a net worth (excluding home, home furnishings, and automobiles), of at least $70,000 and a gross income of at least $70,000; or (ii) having a net worth (excluding home, home furnishings, and automobiles) of at least $250,000, a Tennessee resident's maximum investment in ARC-Retail II shall not exceed 10% of his or her liquid net worth (excluding home, home furnishings, and automobiles).		
Vermont residents only: Accredited investors in Vermont, as defined in 17 C.F.R. 9230.501, may invest freely in ARC-Retail II. In addition to the suitability standards described above, non-accredited Vermont investors may not purchase an amount in ARC-Retail II offering that exceeds 10% of the investor's liquid net worth. For these purposes, '"liquid net worth" is defined as an investors total assets (not including home, home furnishings, or automobiles) minus total liabilities.		
Washington residents only: ARC-Retail II will not release from escrow any proceeds received from Washington residents unless and until it raises a minimum of $20,000,000 in aggregate gross offering proceeds from all investors pursuant to the ARC-Retail II offering.

6b Continued

Guidelines for Certification of Taxpayer Identification Number ("TIN") on Substitute Form W-9 *(Continued)*

The following codes identify payees that are exempt from backup withholding:

1 – An organization exempt from tax under section 501(a), any IRA, or a custodial account under section 403(b)(7) if the account satisfies the requirements of section 401(f)(2)
2 – The United States or any of its agencies or instrumentalities
3 – A state, the District of Columbia, a U.S. commonwealth or possession, or any of their political subdivisions or instrumentalities
4 – A foreign government or any of its political subdivisions, agencies, or instrumentalities
5 – A corporation
6 – A dealer in securities or commodities required to register in the United States, the District of Columbia, or a U.S. commonwealth or possession
7 – A futures commission merchant registered with the Commodity Futures Trading Commission
8 – A real estate investment trust
9 – An entity registered at all times during the tax year under the Investment Company Act of 1940
10 – A common trust fund operated by a bank under section 584(a)
11 – A financial institution
12 – A middleman known in the investment community as a nominee or custodian
13 – A trust exempt from tax under section 664 or described in section 4947

For interest and dividends, all listed payees are exempt except payees listed in category 7. For broker transactions, payees listed in categories 1 through 4 and 6 through 11 and all C corporations are exempt. For broker transactions, S corporations must not enter an exempt payee code because they are exempt only for sales of noncovered securities acquired prior to 2012.

Exempt payees described above should complete the Substitute Form W-9 to avoid possible erroneous backup withholding. ENTER YOUR TAXPAYER IDENTIFICATION NUMBER AND ANY APPLICABLE EXEMPT PAYEE CODE, SIGN AND DATE THE FORM AND RETURN IT TO THE PAYER.

Exemption from FATCA Reporting Code. The following codes identify payees that are exempt from reporting under FATCA. These codes apply to persons submitting this form for accounts maintained outside of the United States by certain foreign financial institutions. Therefore, if you are only submitting this form for an account you hold in the United States, you may leave this field blank. Consult with the person requesting this form if you are uncertain if the financial institution is subject to these requirements.

A – An organization exempt from tax under section 501(a) or any individual retirement plan as defined in section 7701(a)(37)
B – The United States or any of its agencies or instrumentalities
C – A state, the District of Columbia, a U.S. commonwealth or possession, or any of their political subdivisions or instrumentalities
D – A corporation the stock of which is regularly traded on one or more established securities markets, as described in Reg. section 1.1472-1(c)(1)(i)
E – A corporation that is a member of the same expanded affiliated group as a corporation described in Reg. section 1.1472-1(c)(1)(i)
F – A dealer in securities, commodities, or derivative financial instruments (including notional principal contracts, futures, forwards, and options) that is registered as such under the laws of the United States or any state
G – A real estate investment trust
H – A regulated investment company as defined in section 851 or an entity registered at all times during the tax year under the Investment Company Act of 1940
I – A common trust fund as defined in section 584(a)
J – A bank as defined in section 581
K – A broker
L – A trust exempt from tax under section 664 or described in section 4947(a)(1)
M – A tax exempt trust under a section 403(b) plan or section 457(g) plan

Privacy Act Notice

Section 6109 requires you to provide your correct TIN to persons who must file information returns with the IRS to report interest, dividends, and certain other income paid to you, mortgage interest paid to you, mortgage interest you paid, the acquisition or abandonment of secured property, cancellation of debt, or contributions you made to an IRA, or Archer MSA or HSA. The IRS uses the numbers for identification purposes and to help verify the accuracy of your tax return. The IRS also may provide this information to the Department of Justice for civil and criminal litigation, and to cities, states, the District of Columbia and U.S. possessions to carry out their tax laws. The IRS also may disclose this information to other countries under a tax treaty, to federal and state agencies to enforce federal nontax criminal laws, or to federal law enforcement and intelligence agencies to combat terrorism. You must provide your TIN whether or not you are required to file a tax return. Payers must generally withhold 28% of taxable interest, dividend, and certain other payments to a payee who does not give a TIN to a payer. Certain penalties also may apply.

Penalties

- *Failure to Furnish TIN. If you fail to furnish your correct TIN to a requester, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.*
- *Civil Penalty for False Information With Respect to Withholding. If you make a false statement with no reasonable basis which results in no backup withholding, you are subject to a $500 penalty.*
- *Criminal Penalty for Falsifying Information. Willfully falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.*
- *Misuse of TINs. If the requester discloses or uses taxpayer identification numbers in violation of Federal law, the payer may be subject to civil and criminal penalties.*

FOR ADDITIONAL INFORMATION CONTACT YOUR TAX CONSULTANT OR THE IRS.

EFFECTIVE MARCH 31, 2015: PLEASE USE ONLY THIS SUBSCRIPTION AGREEMENT PRIOR TO BREAKING ESCROW.